Exhibit 99.1

Rightscorp Expands Representation in Film and Video Market

New Relationship with Established Entertainment Company adds Hundreds of Titles to its Growing Library

Santa Monica, Calif. - April 3, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), announced today that it has secured a new agreement with an established entertainment company focused on the distribution of independent and foreign films. This relationship expands Rightscorp’s service for monetization of online peer-to-peer (“P2P”) infringements to over 800 copyrighted film and video titles.

Rightscorp will add these new titles to its proprietary copyright monetization process. As part of this process, the Company will begin to monitor infringements resulting from unauthorized file sharing on P2P networks via the Internet. The Company will collect data regarding such infringements, offer settlements to infringers and collect on those settlements and pay the rights holders their portion.

“We are honored to expand our representation of rights holders in the film and video market as we see this as a growing challenge for the industry.” said Christopher Sabec, CEO of Rightscorp. “The acknowledgement by an iconic brand is meaningful to our Company and investors as it signals recognition for what Rightscorp is doing in terms of monetizing digital assets and protecting artists and rights holders against copyright infringements.” He added, “The film and video market is experiencing growing challenges from file sharing. This is evidenced by the fact that minutes after airing infringers can upload recent episodes of popular shows from HBO like Game of Thrones or the Netflix Original Series House of Cards. This challenge is further represented by the recent case involving Dallas Buyers Club where the movie was available on P2P networks before the video was released for sale.” Sabec ended, “We believe Rightscorp offers all holders of copyrighted Intellectual Property the only viable, revenue positive solution to this challenge facing them and the industry.”

A recent article by Variety sourced a 100-page report conducted by NetNames citing that “infringing bandwidth use rose by 159.3% between 2010 and 2012, or 23.8% of the total of all Internet use in the three regions (North America, Europe and Asia)”. It also showed that “327 million unique Internet users ‘explicitly sought’ infringing content during January 2013, a jump of almost 10% from November 2011, and representing 25.9% of the total Internet user population in the three regions”.

Rightscorp currently represents more than 1,000,000 copyrights with more than 40,000 copyrights in its system and has partnered with major motion picture studios, numerous Platinum recording artists and songwriters, Academy Award winning films, top TV shows and many others. Rightscorp has already received settlements from subscribers of more than 50 ISPs and closed over 60,000 cases of copyright infringement to date.

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

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Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

rightscorp@irthcommunications.com

1-866-976-4784

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